P. H. GLATFELTER COMPANY

Bylaw Amendment

Article I of P. H. Glatfelter Company’s Bylaws, as amended, is amended and restated to read in its entirety as follows:

1.7 NOMINATIONS AND NOTICE OF BUSINESS AT MEETINGS. At any annual meeting of shareholders only persons who are nominated, and only business that is proposed, in accordance with the procedures set forth in this Section 1.7 shall be eligible for election as directors or considered for action by the Company’s shareholders, whether or not the nomination or proposed business is to be included in the Company’s proxy statement in connection with the annual meeting. Nominations of persons for election to the Board of Directors of the Company may be made or business proposed for a meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the company entitled to vote at the meeting who complies with the notice and other procedures set forth in this Section 1.7. Such nominations and business proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company and such proposals must, under applicable law, be proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to, or mailed and received at, the principal office of the Company not less than 120 days in advance of the date which is the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting or, if the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth: (i) as to each person who such shareholder proposes to nominate for election or reelection as a Director, (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (b) a representation by the shareholder giving the notice, the beneficial owner or any other person on whose behalf the notice is given, if any, and a representation by each nominee, providing that such person does not and will not have any undisclosed voting commitments or other arrangements with respect to a nominee’s actions as a Director; (ii) as to any other business that the shareholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such shareholder or other person on whose behalf such proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder as they appear on the Company’s books, and the name and address of such beneficial owner, (b) a list of the class and number of shares of the Company’s stock entitled to vote at the annual meeting which are owned of record or beneficially, and a representation that the shareholder will notify the Company in writing of the class and number of such shares owned of record or beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (c) a description (including the names of any counterparties) of any agreement, arrangement or understanding between such shareholder or such beneficial owner and each proposed nominee and any other person or persons, including any associates and affiliates, and any others acting in concert with, any of the foregoing, with respect to any such nomination(s) or proposal(s) that has been made or entered into as of the date of the notice, and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding made or entered into between the date of such notice and the date of the annual meeting, (d) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named, or move the proposal identified, in its notice, (e) a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loan shares) that has been made or entered into as of the date of the notice by, or on behalf of, such shareholder or such beneficial owner, or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or beneficial owner, or any of its affiliates or associates, with respect to shares of the Company’s stock, and a representation that such shareholder will notify the Company in writing of any such agreement, arrangement or understanding made or entered into between the date of such notice and the date of the annual meeting and (f) a statement as to whether the shareholder or beneficial owner, alone or as part of a group, intends to solicit or participate in the solicitation of proxies from the Company’s shareholders in support of the nomination or business proposal. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. No person shall be eligible for election as a Director of the Company, and no business shall be conducted at the annual meeting of shareholders, other than those made by or at the direction of the Board of Directors, unless nominated or proposed in accordance with the procedures set forth in this Section 1.7, and no action of the Company, including without limitation, the provision of notice to the shareholders or the delivery or filing of a proxy statement by the Company, shall be deemed to satisfy this requirement for any shareholder, nomination or proposal. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions in this Section 1.7 and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded.